SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                Scopus Technology
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0008091721
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 2 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Venture Partners, L.P. ("HWVP")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 3 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Technology Fund, LP ("HWTF")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 4 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Equity Partners, L.P. ("HWEP")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 5 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Venture Partners II, L.P. ("HWVP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          28,000  shares,  except that Hummer
          BENEFICIALLY                       Winblad  Equity  Partners  II, L.P.
          OWNED BY EACH                      ("HWEP II"), the general partner of
           REPORTING                         HWVP II, and  Hummer,  Winblad  and
            PERSON                           Gorenberg,  the general partners of
             WITH                            HWEP  II,  may be  deemed  to  have
                                             shared  power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             28,000 shares, except that HWEP II,
                                             the general partner of HWVP II, and
                                             Hummer, Winblad and Gorenberg,  the
                                             general partners of HWEP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       28,000
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.20%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 6 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Technology Fund II, L.P. ("HWTF II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          1,167 shares,  except that HWEP II,
          BENEFICIALLY                       the general partner of HWTF II, and
         OWNED BY EACH                       Hummer, Winblad and Gorenberg,  the
           REPORTING                         general partners of HWEP II, may be
            PERSON                           deemed to have shared power to vote
             WITH                            these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,167 shares,  except that HWEP II,
                                             the general partner of HWTF II, and
                                             Hummer, Winblad and Gorenberg,  the
                                             general partners of HWEP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,167
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 7 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Hummer Winblad Equity Partners II, L.P. ("HWEP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             shares which are directly  owned by
                                             HWTF  II.  HWEP  II is the  general
                                             partner of HWVP II and HWTF II, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             shares which are directly  owned by
                                             HWTF  II.  HWEP  II is the  general
                                             partner of HWVP II and HWTF II, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       29,167
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.22%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 8 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John Hummer ("Hummer")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U. S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             shares which are directly  owned by
                                             HWTF  II.   Hummer   is  a  general
                                             partner  of HWEP  II,  the  general
                                             partner of HWVP II and HWTF II, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             shares which are directly  owned by
                                             HWTF  II.   Hummer   is  a  general
                                             partner  of HWEP  II,  the  general
                                             partner of HWVP II and HWTF II, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       29,167
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.22%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                   Page 9 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Ann L. Winblad ("Winblad")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U. S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             are  directly  owned  by  HWTF  II.
                                             Winblad  is a  general  partner  of
                                             HWEP II,  the  general  partner  of
                                             HWVP  II and  HWTF  II,  and may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 5,834
                                             are  directly  owned  by  HWTF  II.
                                             Winblad  is a  general  partner  of
                                             HWEP II,  the  general  partner  of
                                             HWVP  II and  HWTF  II  and  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       29,167
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.22%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0008091721                                            13 G                  Page 10 of 17 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark Gorenberg ("Gorenberg")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U. S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         7,158 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             are  directly  owned  by  HWTF  II.
                                             Gorenberg  is a general  partner of
                                             HWEP II,  the  general  partner  of
                                             HWVP  II and  HWTF  II  and  may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             7,158 Shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             29,167 shares,  of which 28,000 are
                                             directly owned by HWVP II and 1,167
                                             are  directly  owned  by  HWTF  II.
                                             Gorenberg  is a general  partner of
                                             HWEP II,  the  general  partner  of
                                             HWVP  II and  HWTF  II  and  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       36,325
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.27%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages


                  This Statement amends and restates the Schedule 13G (the "Original Statement") filed by Hummer Winblad Venture Partners, L.P., a Delaware limited partnership ("HWVP"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF"), Hummer Winblad Equity Partners, L.P., a Delaware limited partnership ("HWEP"), Hummer Winblad Venture Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Technology Fund II, L.P., a Delaware limited partnership ("HWTF II"), Hummer Winblad Equity Partners II, L.P., a Delaware limited partnership ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad"), and Mark Gorenberg ("Gorenberg") (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  Scopus Technology

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1900 Powell Street, Suite 700
                  Emeryville, CA  94608

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Hummer Winblad Venture Partners, L.P., a Delaware limited partnership ("HWVP"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF"), Hummer Winblad Equity Partners, L.P., a Delaware limited partnership ("HWEP"), Hummer Winblad Venture Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Technology Fund II, L.P., a Delaware limited partnership ("HWTF II"), Hummer Winblad Equity Partners II, L.P., a Delaware limited partnership ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad"), and Mark Gorenberg ("Gorenberg"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Hummer and Winblad are general partners of HWEP and HWEP II and may be deemed to have indirect ownership of the shares directly owned by HWVP, HWTF, HWVP II and HWTF II. Gorenberg is a general partner of HWEP II and may be deemed to have indirect ownership of the shares directly owned by HWVP II and HWTF II.

                                                             Page 12 of 17 Pages


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  5900 Hollis Street, Suite R
                  Emeryville, CA  94608

ITEM 2(c)         CITIZENSHIP:

                  HWVP, HWTF, HWEP, HWVP II, HWTF II and HWEP II are Delaware limited partnerships and Hummer, Winblad and Gorenberg are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0008091721

ITEM 3.           Not Applicable

                                                             Page 13 of 17 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)    Amount beneficially owned:

                                  See Row 9 of cover page for each Reporting Person.

                           (b)    Percent of Class:

                                  See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:


                                         (i)   Sole  power to vote or to  direct
                                               the vote:

                                               See Row 5 of cover  page for each
                                               Reporting Person.

                                        (ii)   Shared  power  to vote or
                                               to direct the vote:

                                               See Row 6 of cover  page for each
                                               Reporting Person.

                                         (iii) Sole   power  to  dispose  or  to
                                               direct the disposition of:

                                               See Row 7 of cover  page for each
                                               Reporting Person.

                                         (iv)  Shared  power  to  dispose  or to
                                               direct the disposition of:

                                               See Row 8 of cover  page for each
                                               Reporting Person.

                                                             Page 14 of 17 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:              [X]

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT ON  BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                                             Page 15 of 17 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997
                                                   /s/ John R. Hummer
                                                   -----------------------------
                                                   John R. Hummer, individually,
                                                   and on behalf of HWVP, in his
                                                   capacity as a general partner
                                                   of HWEP, the general  partner
                                                   of HWVP,  on  behalf of HWTF,
                                                   in his  capacity as a general
                                                   partner of HWEP,  the general
                                                   partner of HWTF, on behalf of
                                                   HWEP  in  his  capacity  as a
                                                   general partner  thereof,  on
                                                   behalf  of  HWVP  II,  in his
                                                   capacity as a general partner
                                                   of  HWEP  II,   the   general
                                                   partner  of HWVP  II,  and on
                                                   behalf  of  HWTF  II,  in his
                                                   capacity as a general partner
                                                   of  HWEP  II,   the   general
                                                   partner  of HWTF  II,  and on
                                                   behalf  of  HWEP  II  in  his
                                                   capacity as a general partner
                                                   thereof.



                                                   /s/ Ann L. Winblad
                                                   -----------------------------
                                                    Ann L. Winblad



                                                   /s/ Mark Gorenberg
                                                   -----------------------------
                                                   Mark Gorenberg

                                                             Page 16 of 17 Pages




                                  EXHIBIT INDEX

                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------

Exhibit A:  Agreement of Joint Filing                             17

                                                             Page 17 of 17 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Scopus Technology shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996
                                                /s/ John R. Hummer
                                                --------------------------------
                                                John  R.  Hummer,  individually,
                                                and on  behalf  of HWVP,  in his
                                                capacity as a general partner of
                                                HWEP,  the  general  partner  of
                                                HWVP,  on behalf of HWTF, in his
                                                capacity as a general partner of
                                                HWEP,  the  general  partner  of
                                                HWTF,  on  behalf of HWEP in his
                                                capacity  as a  general  partner
                                                thereof,  on  behalf of HWVP II,
                                                in  his  capacity  as a  general
                                                partner of HWEP II, the  general
                                                partner   of  HWVP  II,  and  on
                                                behalf   of  HWTF  II,   in  his
                                                capacity as a general partner of
                                                HWEP II, the general  partner of
                                                HWTF II,  and on  behalf of HWEP
                                                II in his  capacity as a general
                                                partner thereof.


                                                /s/ Ann L. Winblad
                                                --------------------------------
                                                Ann  L.  Winblad,  individually,
                                                and on  behalf  of HWVP,  in her
                                                capacity as a general partner of
                                                HWEP,  the  general  partner  of
                                                HWVP,  on behalf of HWTF, in her
                                                capacity as a general partner of
                                                HWEP,  the  general  partner  of
                                                HWTF,  on  behalf of HWEP in her
                                                capacity  as a  general  partner
                                                thereof,  on  behalf of HWVP II,
                                                in  her  capacity  as a  general
                                                partner of HWEP II, the  general
                                                partner   of  HWVP  II,  and  on
                                                behalf   of  HWTF  II,   in  her
                                                capacity as a general partner of
                                                HWEP II, the general  partner of
                                                HWTF II,  and on  behalf of HWEP
                                                II in her  capacity as a general
                                                partner thereof.


                                                /s/ Mark Gorenberg
                                                --------------------------------
                                                Mark  Gorenberg,   individually,
                                                and on behalf of HWVP II, in his
                                                capacity as a general partner of
                                                HWEP II, the general  partner of
                                                HWVP II,  and on  behalf of HWTF
                                                II, in his capacity as a general
                                                partner  of  HWEP,  the  general
                                                partner  of HWTF,  and on behalf
                                                of HWEP II in his  capacity as a
                                                general partner thereof.